Bradley E. Cooper Appointed to Hamilton Board of Directors PEMBROKE, BERMUDA, May 31, 2024 — Hamilton Insurance Group, Ltd. (“Hamilton” or “the Company”) (NYSE: HG) announced today that Bradley E. Cooper has been appointed to its Board of Directors as a shareholder director by Hopkins Holdings, LLC, replacing Antonio Ursano, effective June 1, 2024. Cooper is a Managing Partner of Capital Z Partners, a private equity fund focused on investing in the financial services sector. “I am pleased to welcome Brad to the Hamilton Board,” said Hamilton Chair David A. Brown. “His experience and insights will strengthen our discussions and decisions. I extend my gratitude to Tony for serving on our Board and providing invaluable support during our recent listing on the New York Stock Exchange.” Prior to founding Capital Z in 1990, Cooper was an investment banker in the Financial Institutions Group of Salomon Brothers (now Citigroup). He has extensive Board experience with both publicly traded and privately held companies, having served on, and chaired many committees. Cooper has also been on the Board of non-profit Make-A-Wish Foundation of Metro New York for 16 years, the final three as Chair. About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton Media contact Kelly Corday Ferris kelly.ferris@hamiltongroup.com Investor contacts Jon Levenson and Darian Niforatos investor.relations@hamiltongroup.com